Exhibit 2.n.3

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated March 28, 2013, with respect to the consolidated financial statements of European Capital Limited for the year ended December 31, 2010 included in the Pre-effective Amendment No. 2 to the Registration Statement (Form N-2 No. 333-183926) and related Prospectus of American Capital, Ltd. for the registration of common stock, preferred stock, subscription rights, or debt securities up to an aggregate initial offering price of $1,000,000,000.

/s/ Ernst & Young LLP

Guernsey, Channel Islands
September 27, 2013